Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Credit Suisse Securities (USA), the Dealer Manager or by one or more registered brokers or dealers licensed pursuant to the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

Up to 34,144,400 Shares of Class A Common Stock

(Including the Associated Preferred Stock Purchase Rights)

and

Up to 25,220,000 Shares of Class B Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

SunPower Corporation

at

$23.25 Net Per Share

by

Total Gas & Power USA, SAS

an indirect wholly owned subsidiary of

TOTAL S.A.

Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”), and an indirect wholly owned subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France, is offering to purchase up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware corporation (“SunPower”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement, as amended (the “Rights Agreement”), dated as of August 12, 2008, by and between SunPower and Computershare Trust Company, N.A. (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower, together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Class B Shares” and together with the Class A Shares, the “Shares”), for $23.25 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”), which, together with the Offer to Purchase, collectively constitute the “Offer.” Tendering stockholders whose Shares are registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Tendering stockholders with Shares that are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 31, 2011 UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned upon:

•

there being validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer (i) a number of Class A Shares which, together with the number of Class A Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class A Shares and (ii) a number of Class B Shares which, together with the number of Class B Shares, if any, beneficially owned by any “group,” as defined in or under Section 13(d) of the Exchange Act, in which Purchaser is a member, constitutes at least a majority of the total number of then outstanding Class B Shares (together, the “Minimum Condition”);

•

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Tender Offer Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; and (b) (i) the European Commission (“Commission”) having taken a decision under Article 6(1)(b) of Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union (the “EC Merger Regulation”) (or having been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Tender Offer Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, any such authority having taken a decision with equivalent effect to the decisions in clause (i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission having taken a decision as contemplated under (b)(i) above with respect to those parts of the transactions that have not been referred to competent authorities of a member state (the “Antitrust Condition”); and

•	the satisfaction or waiver of the other conditions set forth in Annex A to the Tender Offer Agreement. See Section 15—”Conditions of the Offer” of the Offer to Purchase.

Subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), including Rule 14e-1(c) promulgated under the Exchange Act, and the terms of the Tender Offer Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement of such waiver or change. See Section 1—“Terms of the Offer” of the Offer to Purchase.

The purpose of the Offer is for Total S.A. to indirectly acquire greater than a majority equity interest in SunPower and, in turn, further develop a strong renewable energy business within Total S.A.

The Offer is being made pursuant to the Tender Offer Agreement, dated as of April 28, 2011 (as amended, supplemented or modified from time to time, the “Tender Offer Agreement”), between Purchaser and SunPower. The Tender Offer Agreement and related agreements are more fully described in Section 12—“Transaction Documents” of the Offer to Purchase.

The board of directors of SunPower unanimously (i) determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of SunPower and its stockholders; (ii) approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer, and (iii) recommends that SunPower’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

If by 12:00 midnight, New York City time, on Tuesday, May 31, 2011 (or any later time to which Purchaser, subject to the terms of the Tender Offer Agreement, extends the period of time during which the Offer is open), any condition to the Offer is not satisfied or waived, subject to the terms of the Tender Offer Agreement, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary.

Purchaser is required to extend the Offer: (i) for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market; (ii) subject to clause (iii) below for one or more periods of 10 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer (other than the condition relating to the absence of a Material Adverse Effect (as defined in the Tender Offer Agreement) on SunPower (the “MAE Condition”) and the condition that Tender Offer Agreement has not been validly terminated in accordance with its terms (the “Valid Termination Condition”) is not satisfied or waived (if permitted under the Tender Offer Agreement) but each of the MAE Condition and the Valid Termination Condition is satisfied at such time; or (iii) for one or more periods, up to an aggregate of 30 calendar days if, at any scheduled expiration of the Offer, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied at such time, except that in no event is Purchaser required to extend the Offer past December 31, 2011. In the event that the MAE Condition is not satisfied as of any then scheduled expiration of the Offer, Purchaser may, at the sole discretion of Purchaser, extend the Offer for one or more successive extension periods of up to 30 calendar days in the aggregate (unless SunPower consents to further extension) in order to permit the satisfaction of such condition to the Offer.

If the Tender Offer Agreement is validly terminated in accordance with its terms, Purchaser will promptly, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares in the Offer. If the Offer is terminated by Purchaser, or the Tender Offer Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser will promptly return (and will cause the Depositary to return), in accordance with applicable law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

Any extension of the Offer will be followed by a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Following the expiration of the Offer, Purchaser will not conduct any subsequent offering periods, and SunPower stockholders will not have the opportunity to tender additional Shares.

Purchaser expressly reserves the right, without amending or extending the Offer, to (x) purchase an additional number of Class A Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares does not exceed 2% of the total number of Class A Shares outstanding at the close of business on the business day prior to the Expiration Date (as defined below), and (ii) the total number of Class A Shares purchased by Purchaser in the Offer, together with the number of Class A Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares that are outstanding at the close of business on the business day prior to the Expiration Date, and (y) purchase an additional number of Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class B Shares does not exceed 2% of the total number of Class B Shares outstanding at the close of business on the business day prior to the Expiration Date, and (ii) the total number of Class B Shares purchased by Purchaser in the Offer, together with the number of Class B Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class B Shares that are outstanding at the close of business on the business day prior to the Expiration Date.

If the Offer is oversubscribed, Shares tendered will be subject to proration. The proration period expires at 12:00 midnight, New York City time, on Tuesday, May 31, 2011 (the “Expiration Date”), unless extended in accordance with the Tender Offer Agreement, in which case the “Expiration Date” shall be the date on which the Offer, as so extended, will expire. If more than 34,144,400 Class A Shares are properly tendered and not properly withdrawn prior to the expiration of the Offer, Purchaser will purchase Class A Shares on a pro rata basis, with fractional Class A Shares rounded to the nearest whole Class A Share, such that the aggregate number of Class A Shares that Purchaser purchases is equal to 34,144,400 Class A Shares. If more than 25,220,000 Class B Shares are properly tendered and not properly withdrawn prior to the expiration of the Offer, Purchaser will purchase Class B Shares on a pro rata basis, with fractional Class B Shares rounded to the nearest whole Class B Share, such that the aggregate number of Class B Shares that Purchaser purchases is equal to 25,220,000 Class B Shares. Subject to applicable laws, Purhcaser reserves the right to purchase such greater number of Class A Shares and Class B Shares as Purchaser may elect to purchase in the Offer as expressly permitted by the Tender Offer Agreement.

In order to tender Shares in the Offer, you must either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver (or with respect to Eligible Institutions (as defined in the Letter of Transmittal), fax) the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender Shares and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares, and thereby purchased Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of payment for such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders.

Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares in the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 2, 2011, unless such

Shares have been accepted for payment as provided in the Offer. For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Total, Purchaser, or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at DTC), at the expense of Purchaser promptly following the expiration or termination of the Offer.

The receipt of cash in exchange for Shares pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable pursuant to applicable state, local and other tax laws. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

SunPower has provided Purchaser with SunPower’s stockholder list and securities position listing for the purpose of communicating information regarding the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any brokers, dealers, commercial banks, trust companies and other nominees (other than to the Depositary, the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer.

To ensure compliance with Treasury Department regulations, Purchaser advises you that, unless otherwise expressly indicated, any federal tax advice contained in this announcement was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties pursuant to the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

11 Madison Avenue

New York, New York 10010-3643

212-538-4581

800-318-8219 (toll free)

May 3, 2011